Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 3Q Results

VALLEY COTTAGE, NY—November 1, 2013—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $3.01 million and $8.81 million for the 3 and 9 months ended September 30, 2013, respectively, an increase of 7% over the comparable periods last year. For the same periods, income from operations was $313,800 and $482,100, respectively, compared to $442,200 and $724,400 for the comparable 2012 periods. Cash, cash equivalents and marketable securities at the end of the nine-month period increased $506,000 to $8.66 million versus the 2012 year-end balance of $8.15 million.
Jerry Flum, CEO said, “We’re continuing to follow our long-term business strategy of building our infrastructure, adding new data elements and creating new tools for subscribers, realizing that our short-term results continue to be adversely impacted. Sales are still growing and our balance sheet continues to be strong, thus providing us with the flexibility of managing our company toward the long-term goal of creating greater shareholder value.”
CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited)

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating revenues	$3,014,156	$2,822,056	$8,813,415	$8,207,538

Operating expenses:
Data and product costs	1,075,271	914,186	3,248,237	2,777,343
Selling, general and administrative expenses	1,578,149	1,427,830	4,965,559	4,591,402
Depreciation and amortization	46,943	37,880	117,496	114,436

Total operating expenses	2,700,363	2,379,896	8,331,292	7,483,181

Income from operations	313,793	442,160	482,123	724,357
Other income (expense), net	4,260	13,851	(38,170)	26,468

Income before income taxes	318,053	456,011	443,953	750,825
Provision for income taxes	(126,506)	(182,473)	(176,450)	(312,352)

Net income	$191,547	$273,538	$267,503	$438,473

Net income per share:
Basic	$0.02	$0.03	$0.03	$0.06
Diluted	$0.02	$0.03	$0.03	$0.05

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

	Sept. 30,	Dec. 31,
	2013	2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,230,896	$6,422,458
Marketable securities	1,422,813	1,725,633
Accounts receivable, net of allowance	1,062,078	1,776,151
Other current assets	583,054	548,838

Total current assets	10,298,841	10,473,080

Property and equipment, net	384,654	260,438
Goodwill	1,954,460	1,954,460
Prepaid and other assets	34,058	21,970

Total assets	$12,672,013	$12,709,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,517,388	$6,978,797
Accounts payable	76,962	44,097
Accrued expenses	1,154,484	1,161,498

Total current liabilities	7,748,834	8,184,392

Deferred taxes on income	591,355	591,355
Other liabilities	5,413	5,190

Total liabilities	8,345,602	8,780,937

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,958,568 and 7,946,462 shares, respectively	79,585	79,464
Additional paid-in capital	28,925,272	28,795,496
Accumulated deficit	(24,678,446)	(24,945,949)

Total stockholders’ equity	4,326,411	3,929,011

Total liabilities and stockholders’ equity	$12,672,013	$12,709,948

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.